Exhibit 3.16
AMENDMENT NO. 1
TO THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HELI TECH, INC.

HELI TECH, INC. (the “Corporation”) organized and existing under and by virtue of the Oregon Business Corporation Act (the “Act”) does hereby adopt the following Amendment No. 1 to the Amended and Restated Articles of Incorporation:
The name of the corporation is:
HELI TECH, Inc.
(hereinafter the “Corporation”).
The amendment so adopted is:
Article IV in the Amended and Restated Articles of Incorporation, dated as of January 20, 2010, is deleted in its entirety and in lieu thereof inserted:
ARTICLE IV
The address of the registered office of the corporation is 190 So Danebo Ave., Eugene, Oregon 97402, and the name of its initial registered agent is David J. Weil. The Division may mail notices to this address.
except as hereinabove amended, the Amended and Restated Articles of Incorporation of the Corporation are continued in full force and effect.
Pursuant to Section 60.447 of the Act, this Amendment No. 1 to the Amended and Restated Articles of Incorporation of the Corporation was approved by the sole shareholder of the Corporation holding 100 shares of Corporation stock

[Signature found on following page]

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 14th day of June, 2010.

HELI TECH, INC.
By:
David J. Weil
President and Secretary